UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2007

AVIGEN, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-28272 (Commission File Number)	13-3647113 (I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 748-7150
__________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On February 5, 2007, Dr. Stephen Dilly and Dr. Jan Ohrstrom were elected as members of Avigen’s Board of Directors.

     Pursuant to the terms of the offer letters between Avigen and Drs. Dilly and Ohrstrom:

1.   Drs. Dilly and Ohrstrom were each granted stock options to purchase an aggregate of 30,000 shares of Avigen’s common stock, with an exercise price equal to the fair market value on the date of grant, vesting over three years in three equal annual installments;

2.   Drs. Dilly and Ohrstrom will each receive an option to purchase an additional 20,000 shares at each annual meeting of Avigen’s stockholders (with respect to the first such grant, the option will be pro rated such that the fraction of such 20,000 shares shall equal the fraction of the year that each serves until the 2007 annual meeting), with an exercise price equal to the fair market value on the date of grant, vesting over three years in three equal annual installments; and

3.   Drs. Dilly and Ohrstrom will each receive an annual retainer of $28,000.

     At the time of the filing of this Form 8-K, Avigen expects that Drs. Dilly and Ohrstrom will serve on one or more committees of the Board, but has not made a determination as to which committee or committees.

     Dr. Stephen Dilly is chief executive officer at APT Pharmaceuticals of Foster City, California. Prior to joining APT, Dr. Dilly held a number of senior executive clinical, development and commercial support positions at leading pharmaceutical and biotechnology companies including SmithKlineBeecham, Genentech, Inc. and Chiron Corporation.

     Dr. Jan Ohrstrom is senior vice president, Business Development at ZymoGenetics, Inc. of Seattle, Washington. Dr. Ohrstrom was in clinical training as a neurosurgen before joining the pharmaceutical industry at Novo Nordisk. Since then, Dr. Ohrstrom has served in a number of senior clinical and business positions at Novo Nordisk and ZymoGenetics.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVIGEN, INC .

Dated: February 7, 2007	By:	/s/ M. Christina Thomson
M. Christina Thomson
Vice President, Corporate Counsel and Secretary